Exhibit 4.2
VOTING AGREEMENT
          This Voting Agreement (this “Voting Agreement”) is made as of the 29th day of July, 2004, among AeroVironment, Inc., a California corporation (the “Company”), the Shareholders, severally and not jointly, listed on Exhibit A hereto, each of which is herein referred to as an “Shareholder” and all of which are collectively referred to herein as the “Shareholders,” the Whiting Family Limited Partnership (the “Purchaser”), of which the Tim Conver (“Conver”), the Chief Executive Officer of the Company is a limited partner, and Conver.
RECITALS
          A. Concurrently with the execution and delivery of this Voting Agreement, the Shareholders are entering into a Stock Transfer Agreement (the “Stock Transfer Agreement”) pursuant to which 84,238 shares of the Company’s Common Stock, no par value (the “Common Stock”) are being transferred from the Shareholders to the Purchaser.
          B. The Shareholders, the Purchaser and Conver wish to facilitate the management and operation of the Company and the exercise of rights relating to the Common Stock held of record or beneficially by them.
AGREEMENT
          NOW, THEREFORE, the parties hereby agree as follows:
          1. Shares Subject to Agreement. Each Shareholder and the Purchaser agrees to hold all of its shares of Company capital stock, whether now owned or hereafter acquired (hereinafter referred to as the “Voting Shares”), subject to, and to vote the Voting Shares in accordance with, the provisions of this Voting Agreement.
          2. Obligations to Vote Voting Shares for Specific Nominee. At any annual or special meeting called, or in connection with any other action (including the execution of written consents) of the Company taken for any purpose (a “Shareholder Vote”), each of the Shareholders and the Purchaser agrees to vote its Voting Shares in the manner directed by Conver. Notwithstanding the foregoing, no delegation of voting power under this Agreement is intended or shall operate to deprive any Shareholder or the Purchaser of any of the protections afforded a minority shareholder under state or federal law (including without limitation, any rights of appraisal or protections in the event of a “squeeze-out” merger) and neither any Shareholder nor the Purchaser shall be required to vote the Voting Shares in favor of any matter as to which it intends to exercise appraisal rights. Subject to the foregoing, each of the Shareholders and the Purchaser shall vote as directed by Conver that number of the Voting Shares (taking into consideration the shares of capital stock held of record or beneficially by the Purchaser, Conver, affiliates of Conver (including without limitation the Conver Family Trust and any successor entity) and any member of Conver’s “immediate family” (as such term is defined in Rule 16(a)-1(e) of the Securities Exchange Act of 1934, as amended from time to time) (the “Purchaser Affiliated Entities”) and assuming the Purchaser Affiliated Entities will vote all such shares in the manner in which the Shareholders have been directed as to such matter) as are necessary to approve the matter before the Shareholder Vote.

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          3. Procedure. The Company shall provide Conver with advance written notice of the taking of any Shareholder Vote which shall include in reasonable detail the matters to be considered at the Shareholder Vote. Conver shall thereafter provide the Shareholders and the Purchaser with reasonable notice in writing directing them as to the manner in which their Voting Shares are to be voted on the matter(s) to be considered at the Shareholder Vote (the “Notice”). Each of the Shareholders and the Purchaser hereby agree that they will not take, and are not required to take, any action in connection with a Stockholder Vote unless and until they receive the Notice from Conver related to such Stockholder Vote. Nothing herein shall require any Shareholder or the Purchaser to attend shareholder meetings in person, and any of them may discharge their obligations hereunder by executing proxies in lieu of attending such meetings.
          4. Termination. This Voting Agreement shall terminate upon the earliest to occur of (a) a Qualified Liquidity Event (as defined in the Transfer Agreement); or (b) in the sole discretion of the Shareholders, the death or incapacity of Conver prior to the death or incapacity of Paul B. MacCready; or (c) following July 29, 2014, in the sole discretion of the Shareholders, by providing written notice to the Company, the Purchaser and Conver. Notwithstanding the foregoing, if this Voting Agreement is terminated under Section 4(b) or Section 4(c) and the Put is not thereafter consummated after the Put has been timely exercised and a Put Closing Date is set (as defined and described in Section 3(d) of the Stock Transfer Agreement), this Voting Agreement shall continue in full force and effect until such time as the payment set forth in Section 3(d) of the Stock Transfer Agreement has been made in full.
          5. Successors in Interest.
               5.1 The provisions of this Voting Agreement shall be binding upon the successors in interest to any of the Voting Shares. Nothing herein shall limit the right of a Shareholder to transfer his or her interest in the Voting Shares so long as any transferee agrees to be bound by all the applicable provisions hereof. The Company shall not permit the transfer of any of the Voting Shares on its books or issue a new certificate representing any of the Voting Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person agrees to be bound by all the applicable provisions hereof.
               5.2 Each certificate representing any of the Voting Shares shall be marked by the Company with a legend reading as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”
               5.3 The rights set forth in this Voting Agreement with respect to Conver shall be exercisable by the personal representative of his estate (in the event of his death) or his guardian ( in the event of his incapacity).

          6. Miscellaneous.
               6.1 Governing Law. This Voting Agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof.
               6.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Nothing in this Voting Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Voting Agreement, except as expressly provided by this Voting Agreement.
               6.3 Entire Agreement. This Voting Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.
               6.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) if to a Shareholder, the Purchaser or Conver, at such address as is set forth on Exhibit A, or at such other address as may be furnished to the other parties to this Voting Agreement in writing, or (b) if to the Company, at its address set forth on the signature page of this Voting Agreement addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the other parties to this Voting Agreement. Unless specifically stated otherwise, if notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, and if notice is delivered by hand or by messenger, it shall be deemed to be delivered upon actual delivery.
               6.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of another party under this Voting Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Voting Agreement, or any waiver on the part of any party of any provisions or conditions of this Voting Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Voting Agreement. All remedies, either under this Voting Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
               6.6 Dispute Resolution Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Voting Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

     6.7 Counterparts. This Voting Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
     6.8 Severability. If any provision of this Voting Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Voting Agreement and the balance of this Voting Agreement shall be enforceable in accordance with its terms.
     6.9 Titles and Subtitles. The titles and subtitles used in this Voting Agreement are used for convenience only and are not to be considered in construing or interpreting this Voting Agreement.
     6.10 Amendment and Waiver. Any provision of this Voting Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company, the Purchaser, Conver and any individual Shareholder or group of Shareholders holding, in the aggregate, more than fifty percent (50%) of the outstanding shares held by all Shareholders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Shareholder, the Purchaser, Conver and the Company.
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          IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

AEROVIRONMENT, INC.

	By:		/s/ Stephen Wright

	Name:		Stephen Wright

	Title:		CFO

SHAREHOLDERS:	P. and J. MacCready Living Trust (Restated)

		By:	/s/ Paul B. MacCready and /s/ Judith MacCready

		Its:	Co-trustees

		Address:	830 Hillside Terrace

Pasadena, CA 91105

/s/ Parker MacCready

Parker MacCready

		Address:	6815 Zangle Rd. N.E.

Olympia, WA 98506

/s/ Tyler MacCready

Tyler MacCready

		Address:	4167 Aralia Rd.

Altadena, CA 91001

/s/ Marshall MacCready

Marshall MacCready

		Address:	830 Hillside Terrace

Pasadena, CA 91105

PURCHASER:	Whiting Family Limited Partnership

	By:	/s/ Barbara J. Conver

	Name:	Barbara J. Conver

	Title:	Trustee of Whiting Family Limited Partnership and the Whiting Management Trust

	Address:	1055 Northridge Hill Drive

Chatsworth, CA 91311

CONVER:		Tim Conver

/s/ Tim Conver

	Address:	1055 Northridge Hill Drive

Chatsworth, CA 91311

EXHIBIT A
SCHEDULE OF SHAREHOLDERS
P. and J. MacCready Living Trust (Restated)
Parker MacCready
Tyler MacCready
Marshall MacCready